Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE	Media:	Investor Relations:
May 1, 2018	Gary Chapman	Ivan Marcuse
The Woodlands, TX	(281) 719-4324	(281) 719-4637
NYSE: HUN

Huntsman Announces Strong First Quarter 2018 Results,

With Every Division Showing Earnings Growth Versus the Prior Year;

Greater Than $100 Million in Share Repurchases Completed to Date

First Quarter 2018 Highlights

•                 Net income was $350 million compared to $92 million in the prior year period and $287 million in the prior quarter.

•                 Adjusted EBITDA was $405 million compared to $260 million in the prior year period and $360 million in the prior quarter.

•                 Diluted income per share was $1.11 compared to $0.31 in the prior year period and $1.00 in the prior quarter.

•                 Adjusted diluted income per share was $0.96 compared to $0.45 in the prior year period and $0.76 in the prior quarter.

•                 Net cash provided by operating activities was $111 million. Free cash flow generation was $56 million.

•                 Balance sheet remains strong with a net leverage of 1.3x.

•                 Completed share repurchases of approximately $103 million through April 19, 2018, and approximately $347 million remains on the existing share repurchase authorization.

•                 Expanded the Polyurethanes downstream business with  the acquisition of Demilec, a leading North American polyurethane spray foam producer, which was completed on April 23, 2018.

	Three months ended
	March 31,		December 31,
In millions, except per share amounts	2018	2017	2017

Revenues	$2,295	$1,932	$2,203

Net income	$350	$92	$287
Adjusted net income(1)	$237	$110	$186

Diluted income per share	$1.11	$0.31	$1.00
Adjusted diluted income per share(1)	$0.96	$0.45	$0.76

Adjusted EBITDA(1)	$405	$260	$360

Net cash provided by operating activities from continuing operations	$111	$70	$304
Free cash flow(3)	$56	$23	$190

See end of press release for footnote explanations

THE WOODLANDS, Texas — Huntsman Corporation (NYSE: HUN) today reported first quarter 2018 results with revenues of $2,295 million, net income of $350 million and adjusted EBITDA of $405 million.

Peter R. Huntsman, Chairman, President and CEO, commented:

“We have started 2018 fully engaged in executing the priorities that we have outlined to our shareholders.  Our core business continues to perform well.  All of our divisions improved over the previous year and we continue to expect all divisions will finish this year stronger than last year.  Our continued focus on free cash flow produced cash generation well ahead of last year and puts us fully on pace to achieve our 2018  target of $450-$650 million.

“As we announced in the previous quarter, we have initiated a share buyback program.  Through April 19, 2018, we spent $103 million on buybacks at an average price of $29.45 per share.  We also announced the closing of the Demilec acquisition. This acquisition will provide further downstream growth while generating stronger margins and stability. We will continue to pursue the prudent deployment of capital to create further shareholder value.”

Segment Analysis for 1Q18 Compared to 1Q17

Polyurethanes

The increase in revenues in our Polyurethanes segment for the three months ended March 31, 2018 compared to the same period of 2017 was due to higher average selling prices and higher sales volumes. MDI average selling prices increased in response to continued strong market conditions. MTBE average selling prices increased primarily as a result of higher pricing for high octane gasoline. MDI sales volumes increased due to increased demand across most major markets. MTBE sales volumes increased due to increased demand for MTBE. The increase in segment adjusted EBITDA was primarily due to higher MDI margins as well as higher MTBE margins.

Performance Products

The increase in revenues in our Performance Products segment for the three months ended March 31, 2018 compared to the same period of 2017 was due to higher average selling prices and higher sales volumes. Average selling prices increased primarily due to strong market conditions across several of our derivatives businesses and in response to higher raw material costs. Sales volumes increased in our amines, maleic anhydride and ethylene glycol businesses.  The increase in segment adjusted EBITDA was primarily due to higher volumes and margins.

Advanced Materials

The increase in revenues in our Advanced Materials segment for the three months ended March 31, 2018, compared to the same period in 2017 was due to higher average selling prices, partially offset by lower sales volumes. Average selling prices increased largely in response to higher raw material costs and the impact of a weaker U.S. dollar against major international currencies. Sales volumes increased across most markets in our core specialty business but were more than offset by lower sales volumes in our wind market. Segment adjusted EBITDA increased due to higher specialty sales volumes and lower fixed costs, partially offset by higher raw material costs.

Textile Effects

The increase in revenues in our Textile Effects segment for the three months ended March 31, 2018 compared to the same period of 2017 was due to higher sales volumes, partially offset by lower average selling prices. Sales volumes increased in textile chemicals, particularly in our Asia and South America regions. Average selling prices decreased primarily due to product mix effect, partially offset by the impact of a weaker U.S.

dollar against major international currencies. The increase in segment adjusted EBITDA was primarily due to higher sales volumes, lower fixed costs and certain credits during the three months ended March 31, 2018.

Corporate, LIFO and other

For the three months ended March 31, 2018, segment adjusted EBITDA from Corporate and other for Huntsman Corporation was a loss of $43 million which was flat with the prior year period 2017.

Held for Sale and Discontinued Operations

Our former Pigments and Additives segment, now known as Venator, is classified as held for sale on our balance sheet and treated as discontinued operations on our income statement.  Please refer to the Form 8-K we filed on October 31, 2017 with certain restated historical financial data.  Huntsman currently owns 53% of Venator’s outstanding shares.

Liquidity, Capital Resources and Outstanding Debt

During the quarter we generated adjusted free cash flow of $56 million compared to $23 million a year ago. As of March 31, 2018, we had $1,249 million of combined cash and unused borrowing capacity compared to $1,247 million as of December 31, 2017.

During the three months ended March 31, 2018, we spent $55 million on capital expenditures compared to $51 million in the same period of 2017. We expect to spend approximately $325 million on capital expenditures in 2018.

Through April 19, 2018, we have spent approximately $103 million to repurchase approximately 3.5 million shares.  We currently have approximately $347 million remaining on our existing share repurchase authorization.

On April 23, 2018, we completed the acquisition of Demilec.  We funded the purchase price of $350 million, plus customary working capital adjustments, with available liquidity.

Income Taxes

During the three months ended March 31, 2018, we recorded income tax expense of $53 million compared to $19 million during the same period in 2017.  In the first quarter 2018, our adjusted effective tax rate was 19%. Our 2018 adjusted effective tax rate will be approximately 20% - 22%.  We expect our long-term adjusted effective tax rate will be approximately 23% - 25%.

Earnings Conference Call Information

We will hold a conference call to discuss our first quarter 2018 financial results on Tuesday, May 1, 2018 at 10:00 a.m. ET.

Call-in numbers for the conference call:

U.S. participants	(888) 713 – 4213
International participants	(617) 213 - 4865
Passcode	755 496 16#

In order to facilitate the registration process, you may use the following link to pre-register for the conference call. Callers who pre-register will be given a unique PIN to gain immediate access to the call and bypass the live operator. You may pre-register at any time, including up to and after the call start time. To pre-register, please go to: https://www.theconferencingservice.com/prereg/key.process?key=P8QQKLTUE

Webcast Information

The conference call will be available via webcast and can be accessed from the company’s website at ir.huntsman.com.

Replay Information

The conference call will be available for replay beginning May 1, 2018 and ending May 8, 2018.

Call-in numbers for the replay:

U.S. participants	(888) 286 - 8010
International participants	(617) 801 - 6888
Replay code	29385180

Upcoming Conferences

During the second quarter a member of management is expected to present at:

Wells Fargo Industrials Conference on May 8, 2018

TPH Hotter ‘N Hell Conference on May 15, 2018

KeyBanc Capital Markets’ Industrials and Basic Materials Conference on May 30, 2018

Deutsche Bank’s Annual Global Industrials and Materials Summit on June 6, 2018

Vertical Research Partners Global Materials Conference on June 14, 2018

A webcast of the presentation, if applicable, along with accompanying materials will be available at ir.huntsman.com.

2018 Investor Day

Huntsman will host a meeting for investors and analysts on Wednesday, May 23, 2018, from 8:30 a.m. to 12:00 p.m., local time in New York City.  The agenda for the meeting will include a review of the company’s business strategy and an in-depth discussion of each of the company’s businesses.  Presenters will include Peter Huntsman, Chairman, President and CEO, and other business leaders. Contact ir@huntsman.com for more information or to RSVP.  A live webcast and presentation materials will be available the day of the event at ir.huntsman.com.  A replay of the webcast will be available following the presentations.

Table 1 — Results of Operations

	Three months ended
	March 31,
In millions, except per share amounts	2018	2017

Revenues	$2,295	$1,932
Cost of goods sold	1,755	1,542
Gross profit	540	390
Operating expenses	242	219
Restructuring, impairment and plant closing costs	2	9
Operating income	296	162
Interest expense	(27)	(48)
Equity in income of investment in unconsolidated affiliates	13	—
Other income, net	7	4
Income before income taxes	289	118
Income tax expense	(53)	(19)
Income from continuing operations	236	99
Income (loss) from discontinued operations, net of tax(4)	114	(7)
Net income	350	92
Net income attributable to noncontrolling interests, net of tax	(76)	(16)
Net income attributable to Huntsman Corporation	$274	$76

Adjusted EBITDA(1)	$405	$260
Adjusted net income(1)	$237	$110

Basic income per share	$1.14	$0.32
Diluted income per share	$1.11	$0.31
Adjusted diluted income per share(1)	$0.96	$0.45

Common share information:
Basic shares outstanding	241	237
Diluted shares	246	243
Diluted shares for adjusted diluted income per share	246	243

See end of press release for footnote explanations

Table 2 — Results of Operations by Segment

	Three months ended
	March 31,		Better /
In millions	2018	2017	(Worse)

Segment Revenues:
Polyurethanes	$1,222	$953	28%
Performance Products	603	533	13%
Advanced Materials	279	259	8%
Textile Effects	200	188	6%
Corporate and eliminations	(9)	(1)	n/m

Total	$2,295	$1,932	19%

Segment Adjusted EBITDA(1):
Polyurethanes	$261	$144	81%
Performance Products	102	84	21%
Advanced Materials	59	54	9%
Textile Effects	26	21	24%
Corporate, LIFO and other	(43)	(43)	0%

Total	$405	$260	56%

n/m = not meaningful

See end of press release for footnote explanations

Table 3 — Factors Impacting Sales Revenue

	Three months ended
	March 31, 2018 vs. 2017
	Average Selling Price(a)
	Local	Exchange	Sales Mix	Sales
	Currency	Rate	& Other	Volume(b)	Total

Polyurethanes	15%	7%	(3)%	9%	28%
Performance Products	8%	3%	(8)%	10%	13%
Advanced Materials	2%	7%	2%	(3)%	8%
Textile Effects	(3)%	4%	2%	3%	6%
Total Company	8%	6%	(4)%	9%	19%

(a) Excludes sales from tolling arrangements, by-products and raw materials.

(b) Excludes sales from by-products and raw materials.

Table 4 — Reconciliation of U.S. GAAP to Non-GAAP Measures

			Income Tax				Diluted Income
	EBITDA		Expense		Net Income		Per Share
	Three months ended		Three months ended		Three months ended		Three months ended
	March 31,		March 31,		March 31,		March 31,
In millions, except per share amounts	2018	2017	2018	2017	2018	2017	2018	2017

Net income	$350	$92			$350	$92	$1.42	$0.38
Net income attributable to noncontrolling interests	(76)	(16)			(76)	(16)	(0.31)	(0.07)

Net income attributable to Huntsman Corporation	274	76			274	76	1.11	0.31
Interest expense from continuing operations	27	48
Interest expense from discontinued operations(4)	9	—
Income tax expense from continuing operations	53	19	$(53)	$(19)
Income tax expense from discontinued operations(4)	20	3
Depreciation and amortization from continuing operations	82	76
Depreciation and amortization from discontinued operations(4)	—	30
Acquisition and integration expenses	1	3	—	(1)	1	2	—	0.01
EBITDA / Income from discontinued operations, net of tax(4)	(143)	(26)	N/A	N/A	(114)	7	(0.46)	0.03
Noncontrolling interest of discontinued operations(1)(4)	55	3	N/A	N/A	55	3	0.22	0.01
Certain legal and other settlements and related expenses	7	—	(1)	—	6	—	0.02	—
Amortization of pension and postretirement actuarial losses	17	19	(4)	(4)	13	15	0.05	0.06
Restructuring, impairment and plant closing and transition costs	3	9	(1)	(2)	2	7	0.01	0.03

Adjusted(1)	$405	$260	$(59)	$(26)	$237	$110	$0.96	$0.45

Adjusted income tax expense(1)					$59	$26
Net income attributable to noncontrolling interests, net of tax					76	16
Noncontrolling interest of discontinued operations(1)(4)					(55)	(3)

Adjusted pre-tax income(1)					$317	$149

Adjusted effective tax rate					19%	17%

		Income Tax		Diluted Income
	EBITDA	Expense	Net Income	Per Share
	Three months ended	Three months ended	Three months ended	Three months ended
	December 31,	December 31,	December 31,	December 31,
In millions, except per share amounts	2017	2017	2017	2017

Net income	$287		$287	$1.17
Net income attributable to noncontrolling interests	(41)		(41)	(0.17)

Net income attributable to Huntsman Corporation	246		246	1.00
Interest expense from continuing operations	31
Interest expense from discontinued operations(4)	11
Income tax expense from continuing operations	(14)	$14
Income tax expense from discontinued operations(4)	26
Depreciation and amortization from continuing operations	84
Acquisition and integration expenses	2	(1)	1	—
EBITDA / Income from discontinued operations, net of tax(4)	(94)	N/A	(57)	(0.23)
Noncontrolling interest of discontinued operations(1)(4)	31	N/A	31	0.13
U.S. tax reform impact on noncontrolling interest	(6)	N/A	(6)	(0.02)
U.S. tax reform impact on tax expense	N/A	(52)	(52)	(0.21)
Gain on disposition of businesses/assets	(1)	—	(1)	—
Loss on early extinguishment of debt	18	(7)	11	0.04
Expenses associated with merger	10	(9)	1	—
Certain legal and other settlements and related credits	(12)	4	(8)	(0.03)
Net plant incident costs	3	(2)	1	—
Amortization of pension and postretirement actuarial losses	18	(5)	13	0.05
Restructuring, impairment and plant closing and transition costs	7	(1)	6	0.02

Adjusted(1)	$360	$(59)	$186	$0.76

Adjusted income tax expense(1)			$59
Net income attributable to noncontrolling interests, net of tax			41
Noncontrolling interest of discontinued operations(1)(4)			(31)
U.S. tax reform impact on noncontrolling interest			6

Adjusted pre-tax income(1)			$261

Adjusted effective tax rate			23%

See end of press release for footnote explanations

Table 5 — Selected Balance Sheet Items

	March 31,	December 31,
In millions	2018	2017

Cash	$453	$481
Accounts and notes receivable, net	1,407	1,283
Inventories	1,203	1,073
Other current assets	262	262
Current assets held for sale	3,060	2,880
Property, plant and equipment, net	3,117	3,098
Other assets	1,201	1,167

Total assets	$10,703	$10,244

Accounts payable	$993	$964
Other current liabilities	533	569
Current portion of debt	36	40
Current liabilities held for sale	1,721	1,692
Long-term debt	2,298	2,258
Other liabilities	1,353	1,350
Total equity	3,769	3,371

Total liabilities and equity	$10,703	$10,244

Table 6 — Outstanding Debt

	March 31,	December 31,
In millions	2018	2017

Debt:
Senior credit facilities	$—	$—
Accounts receivable programs	184	180
Senior notes	1,964	1,927
Variable interest entities	105	107
Other debt	81	84

Total debt - excluding affiliates	2,334	2,298

Total cash	453	481

Net debt- excluding affiliates	$1,881	$1,817

Table 7 — Summarized Statement of Cash Flows

	Three months ended
	March 31,
In millions	2018	2017

Total cash at beginning of period(a)	$719	$425

Net cash provided by operating activities - continuing operations	111	70
Net cash provided by operating activities - discontinued operations(4)	52	23
Net cash used in investing activities - continuing operations	(69)	(47)
Net cash (used in) provided by investing activities - discontinued operations(4)	(67)	24
Net cash used in financing activities	(86)	(31)
Effect of exchange rate changes on cash	16	5

Total cash at end of period(a)	$676	$469

Supplemental cash flow information - continuing operations:
Cash paid for interest	$(12)	$(36)
Cash paid for income taxes	(26)	(8)
Cash paid for capital expenditures	(55)	(51)
Depreciation and amortization	82	76

Changes in primary working capital:
Accounts and notes receivable	(104)	(55)
Inventories	(105)	(109)
Accounts payable	36	83

Total cash used in primary working capital	$(173)	$(81)

	Three months ended
	March 31,
	2018	2017
Free cash flow(3):
Net cash provided by operating activities	$111	$70
Capital expenditures	(55)	(51)
All other investing activities, excluding acquisition and disposition activities(b)	—	4

Total free cash flow	$56	$23

Adjusted EBITDA	$405	$260
Capital expenditures	(55)	(51)
Capital reimbursements	1	1
Interest	(12)	(36)
Income taxes	(26)	(8)
Primary working capital change	(173)	(81)
Restructuring	—	(9)
Pensions	(31)	(15)
Maintenance & other	(53)	(38)

Total free cash flow(3)	$56	$23

(a)    Includes restricted cash and cash held in discontinued operations.

(b)    Represents “Acquisition of business, net of cash acquired”, “Cash received from purchase price adjustment for business acquired”, and “Proceeds from sale of business/assets”.

Footnotes

(1)    We use adjusted EBITDA to measure the operating performance of our business and for planning and evaluating the performance of our business segments.  We provide adjusted net income because we feel it provides meaningful insight for the investment community into the performance of our business.  We believe that net income (loss) is the performance measure calculated and presented in accordance with generally accepted accounting principles in the U.S. (“GAAP”) that is most directly comparable to adjusted EBITDA and adjusted net income.  Additional information with respect to our use of each of these financial measures follows:

Adjusted EBITDA, adjusted net income (loss) and adjusted diluted income (loss) per share, as used herein, are not necessarily comparable to other similarly titled measures of other companies.

Adjusted EBITDA is computed by eliminating the following from net income (loss):  (a) net income attributable to noncontrolling interests, net of tax; (b) interest; (c) income taxes; (d) depreciation and amortization; (e) acquisition and integration expenses; (f) income (loss) from discontinued operations, net of tax; (g) noncontrolling interest of discontinued operations (h) loss (gain) on disposition of businesses/assets; (i) loss on early extinguishment of debt; (j) expenses associated with merger; (k) certain legal and other settlements and related expenses (credits) (l) net plant incident costs (credits); (m) amortization of pension and postretirement actuarial losses (gains); and (n) restructuring, impairment and plant closing costs (credits).  The reconciliation of adjusted EBITDA to net income (loss) is set forth in Table 4 above.

Adjusted net income (loss) and adjusted diluted income (loss) per share are computed by eliminating the after tax impact of the following items from net income (loss: (a) net income attributable to noncontrolling interest; (b) acquisition and integration expenses, purchase accounting adjustments; (c) impact of certain foreign tax credit elections; (d) income (loss) from discontinued operations, net of tax; (e) discount amortization on settlement financing associated with the terminated merger; (f) loss (gain) on disposition of businesses/assets; (g) loss on early extinguishment of debt; (h) expenses associated with the merger; (i) certain legal and other settlements and related expenses (credits); (j) net plant incident costs (credits); (k) noncontrolling interest of discontinued operations; (l) amortization of pension and postretirement actuarial losses (gains); and  (m) restructuring, impairment and plant closing costs (credits).    The income tax impacts, if any, of each adjusting item represent a ratable allocation of the total difference between the unadjusted tax expense and the total adjusted tax expense, computed without consideration of any adjusting items using a with and without approach.  We do not adjust for changes in tax valuation allowances because we do not believe it provides more meaningful information than is provided under GAAP.  The reconciliation of adjusted net income (loss) to net income (loss) is set forth in Table 4 above.

(2)    Pro forma adjusted to exclude the sale of our European differentiated surfactants business to Innospec on December 30, 2016 as if it had occurred at the beginning of the relevant period.

(3)    Management internally uses a free cash flow measure: (a) to evaluate the Company’s liquidity, (b) to evaluate strategic investments, (c) to plan stock buyback and dividend levels and (d) to evaluate the Company’s ability to incur and service debt. Free cash flow is not a defined term under U.S. GAAP, and it should not be inferred that the entire free cash flow amount is available for discretionary expenditures. The Company defines free cash flow as cash flow provided by operating activities less cash flow used in investing activities, excluding acquisition/disposition activities and non-recurring separation costs. Free cash flow is typically derived directly from the Company’s condensed consolidated statement of cash flows; however, it may be adjusted for items that affect comparability between periods.

(4)    During the third quarter of 2017 we separated our Pigments and Additives division through an Initial Public Offering of Venator Materials PLC;  Additionally, during the first quarter 2010 we closed our Australian styrenics operations.  Results from these associated businesses are treated as discontinued operations.

About Huntsman:

Huntsman Corporation is a publicly traded global manufacturer and marketer of differentiated and specialty chemicals with 2017 revenues more than $8 billion.  Our chemical products number in the thousands and are sold worldwide to manufacturers serving a broad and diverse range of consumer and industrial end markets. We operate more than 75 manufacturing, R&D and operations facilities in approximately 30 countries and employ approximately 10,000 associates within our four distinct business divisions. For more information about Huntsman, please visit the company’s website at www.huntsman.com.

Social Media:

Twitter: www.twitter.com/Huntsman_Corp
Facebook: www.facebook.com/huntsmancorp
LinkedIn: www.linkedin.com/company/huntsman

Forward-Looking Statements:

Certain information in this release constitutes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on management’s current beliefs and expectations. The forward-looking statements in this release are subject to uncertainty and changes in circumstances and involve risks and uncertainties that may affect the company’s operations, markets, products, services, prices and other factors as discussed under the caption “Risk Factors” in the Huntsman companies’ filings with the U.S. Securities and Exchange Commission. Significant risks and uncertainties may relate to, but are not limited to, volatile global economic conditions, cyclical and volatile product markets, disruptions in production at manufacturing facilities, reorganization or restructuring of Huntsman’s operations, including any delay of, or other negative developments affecting the ability to implement cost reductions and manufacturing optimization improvements in Huntsman businesses and realize anticipated cost savings, and other financial, economic, competitive, environmental, political, legal, regulatory and technological factors. The company assumes no obligation to provide revisions to any forward-looking statements should circumstances change, except as otherwise required by applicable laws.